Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
TASTY BAKING COMPANY
at
$4.00 NET PER SHARE
Pursuant to the Offer to Purchase dated April 21, 2011
by
COMPASS MERGER SUB, INC.
a wholly-owned subsidiary of
FLOWERS FOODS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, PHILADELPHIA, PENNSYLVANIA TIME, ON MAY 19, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

April 21, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Flowers Foods, Inc., a Georgia corporation (“Parent”), to act as the Information Agent in connection with the offer to purchase (the “Offer”) by Compass Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Purchaser”), all of the outstanding shares of common stock, par value $0.50 per share (the “Shares”), of Tasty Baking Company, a Pennsylvania corporation (“Tasty Baking”), at a purchase price of $4.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 21, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith. Shareholders of Tasty Baking whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date or if the procedure for book-entry transfer or for the tender of Shares from a book-entry/direct registration account maintained by Tasty Baking Company’s transfer account (a “DRS Account”) cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, Philadelphia, Pennsylvania time, on May 19, 2011, unless the Offer is extended or earlier terminated.

In order for a shareholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and except in the case of Shares held in a DRS Account (and not through a financial institution that is a participant in The Depository Trust Company) either (a) the share certificates evidencing tendered Shares must be received by the Depositary or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to the Expiration Date.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer or for the tender of Shares from a DRS Account on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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